Calculation of Filing Fee Tables
S-8
Brookfield Asset Management Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Limited Voting Shares	Other	12,750,000	$ 46.11	$ 587,902,500.00	0.0001381	$ 81,189.34
Total Offering Amounts:						$ 587,902,500.00		$ 81,189.34
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 81,189.34
Offering Note
[1]	Class A Limited Voting Shares (the "Class A Shares") of Brookfield Asset Management Ltd. registered are issuable in connection with (i) the 2026 Management Share Option Plan, (ii) the Escrowed Stock Plan and (iii) the Restricted Share Unit Plan. This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933 (the "Securities Act"), as amended, be deemed to cover such additional shares of Class A Shares to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions. The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the Class A Shares as reported on the New York Stock Exchange on July 24, 2026, which was US$46.11 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources